Exhibit 10.23
DANA HOLDING CORPORATION
2008 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
          This Restricted Stock Unit Award Agreement (this “Award Agreement”), dated as of the date of grant set forth below (the “Date of Grant”), is made by and between Dana Holding Corporation (the “Company”), and the Non-Employee Director of the Company named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Dana Holding Corporation 2008 Omnibus Incentive Plan, as amended from time to time (the “Plan”).
Name of Participant:
Social Security No.:
Address:
Number of Restricted Stock Units (“RSUs”):
Date of Grant:
Vesting Dates (subject to Paragraph 4 hereof):
          [1/3 of the restricted stock units on the first anniversary of the Date of Grant
          1/3 of the restricted stock units on the second anniversary of the Date of Grant
          1/3 of the restricted stock units on the third anniversary of the Date of Grant]*
          [100% of the restricted stock units on the Date of Grant]#
Time and Form of Payment
Each RSU granted hereunder shall represent the right to receive (1) one share of common stock (or, at the election of the Company, cash equal to the Market Share Value Per Share) as of the date of vesting. Upon vesting of the RSUs (including any accelerated vesting pursuant to Paragraph 4 hereof), the shares of common stock subject to the RSUs becoming vested shall be issued hereunder (provided that such issuance is otherwise in accordance with federal and state securities laws), or, at the Company’s election, the Company shall make a cash payment equal to the product of the number of RSUs becoming vested and the Market Value Per Share on the vesting date, as soon as practicable thereafter, but in any event no later than the end of the calendar year in which

*	For annual RSU grant.

#	For RSU grant pursuant to the Non-Employee Director’s Deferral Election Form.

such vesting occurs or, if later, by the 15th day of the third calendar month following the vesting date. Such issuance or payment shall be made to the Participant or the person to whom such rights have passed under the Participant’s will (or if applicable, pursuant to the laws of descent and distribution).]*
[Each RSU granted hereunder shall represent the right to receive (1) one share of common stock or, at the election of the Company, cash equal to the Market Share Value Per Share on the earlier of (i) the first business day of the calendar month coincident with or next following the date the Participant terminates service as a Non-Employee Director of the Company, and (ii) the date on which occurs a Change on Control. Notwithstanding any provision to the contrary in this Award Agreement, no payment or distribution under this Award Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Participant’s termination of service as a Non-Employee Director will be made to the Participant unless the Participant ‘s termination of service as a Non-Employee Director constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code).]#
          1. Grant of Restricted Stock Units. Pursuant to Section 9 of the Plan, the Company hereby grants to the Participant the total number of restricted stock units set forth above (together with units credited pursuant to Section 4 below, the “RSUs”), subject to all of the terms and conditions of this Award Agreement and the Plan.
          2. Vesting. [Subject to Paragraph 5 and the succeeding sentence hereof, the RSUs shall vest as set forth above and no vesting shall occur after the Participant terminates services as a Non-Employee Director. In the event the Non-Employee Director becomes an employee of the Company immediately upon ceasing to be a Non-Employee Director, the RSUs held by the Participant on such date will not be affected.]* [All RSUs shall be fully vested and non-forfeitable.]#
          3. Restrictions. The RSUs granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered [, and shall be subject to a risk of forfeiture in accordance with the provisions hereof]*.
          4. Upon the Company’s payment of a cash dividend in respect of its outstanding Company Stock, the Participant shall be credited with dividend equivalents in respect of each outstanding RSU. Such dividend equivalents shall be converted into additional RSUs at a price per unit equal to the Market Value Per Share on the date that such dividend is paid. The additional RSUs shall be subject to the same terms and conditions as the RSUs in respect of which the additional RSUs were so credited.

          [5. Acceleration of Vesting
          (a) In the event the Participant ceases to serve as a Non-Employee Director of the Company (i) by reason of death, (ii) by reason of Disability, or (iii) by reason of reaching mandatory retirement age (currently age 73), all of the Participant’s unvested RSUs shall vest immediately.
          (b) In the event of a Change in Control, all of the Participant’s unvested RSUs shall vest immediately.]*
          6. No Shareholder Rights Prior to Issuance of Shares. The Participant shall have no rights as a shareholder until shares of Company Stock are issued pursuant to the terms of this Award Agreement.
          7. Agreement Subject to Plan. This award of RSUs is made pursuant to the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.
          8. Section 409A Compliance. Notwithstanding anything to the contrary contained in this Award Agreement, if the Compensation Committee or the Board determines that all or a portion of the RSUs is subject to Section 409A of the Code, the Compensation Committee and the Board reserve the right (without any obligation to do so) to amend or restructure the RSUs in order to cause the RSUs to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.
          9. Governing Law. This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.
          10. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date set forth above.
DANA HOLDING CORPORATION

By

Print Name:

Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Restricted Stock Unit Award Agreement.
PARTICIPANT

Signature

Print Name:

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